Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ads-tec Energy GmbH

Nürtingen, Germany

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-1 of ADS-TEC ENERGY PLC, of our report dated August 10, 2021, except for Note 6, as to which the date is November 24, 2021, relating to the financial statements of ads-tec Energy GmbH, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO AG Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany

January 21, 2022